Exhibit 5.1
HUNTON& WILLIAMS	Hunton & Williams LLP 1445 Ross Avenue Suite 3700 Dallas, TX 75202 Tel (214) 979-3000 Fax (214) 880-0011

June 30, 2011

TOR Minerals International, Inc.
722 Burleson Street
Corpus Christi, Texas 78402

Re:       TOR Minerals International, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as special counsel for TOR Minerals International, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") relating to resales by the selling stockholders identified in the Registration Statement from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Act"), of (i) 247,700 shares (the "Shares") of common stock, par value $0.25 per share ("Common Stock"), (ii) 827,172 shares of Common Stock issuable upon the exercise of warrants (the "Warrant Shares"), and (iii) 547,172 shares of Common Stock issuable upon conversion of debentures (the "Debenture Shares").

A.        Basis of Opinion.

            As special counsel for the Company, and as the basis for the opinions expressed herein, we have examined copies of the following documents, certified or otherwise identified to our satisfaction (collectively, the "Documents"):

            1.         the Certificate of Incorporation and Bylaws of the Company (each as amended to date);

            2.         each Warrant Agreement issued in connection with the private placement conducted by the Company in September and October 2008 ("2008 Warrant Agreements") for the purchase shares of Common Stock (the "2008 Warrants") upon exercise of the 2008 Warrants;

HUNTON&
WILLIAMS

June 30, 2011

            3.         each Warrant Agreement issued in connection with the private placements conducted by the Company in May and August 2009 (the "2009 Warrant Agreements", and together with the 2008 Warrant Agreements, the "Warrant Agreements") for the purchase shares of Common Stock (the "2009 Warrants") upon exercise of the 2009 Warrants;

            4.         each of the 6% Convertible Subordinated Debenture Due May 4, 2016 (the "Debentures") pursuant to which the Debenture Shares are to be issued;

            5.         resolutions of the Board of Directors of the Company authorizing the issuance and sale of the Shares, the issuance, sale and delivery of the Warrant Shares upon exercise of the 2008 Warrants or 2009 Warrants, the issuance and delivery of the Debenture Shares upon conversion of the Debentures, and the preparation and filing of the Registration Statement and related matters;

            6.         the Registration Statement, and all exhibits thereto; and

            7.         such other instruments, documents, corporate records, and certificates of public officials and of officers of the Company as we have deemed necessary in order to enable our firm to render the following opinions.

                        For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us, and (iv) the Company's receipt of the exercise price for the Warrant Shares provided in the respective Warrant Agreements upon exercise of the Warrants.  We have further assumed that (i) the Company will maintain an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance of the Warrant Shares and the Debenture Shares pursuant to the Warrant Agreements and the Debentures and (ii) all relevant corporate actions heretofore taken by the Company and its Board of Directors with respect to the authorization of the issuance of the Warrant Shares and the Debenture Shares remain in full force and effect.

HUNTON&
WILLIAMS

June 30, 2011

B.        Opinion.

            Based solely upon the examination and consideration of the Documents, and subject to the comments, assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

            1.         The Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable.

            2.         When issued, sold and delivered in accordance with the terms of the applicable Warrant Agreements, the Warrant Shares will be legally issued, fully paid and non-assessable.

            3.         When issued, sold and delivered in accordance with the terms of the applicable Debenture, the Debenture Shares will be legally issued, fully paid and non-assessable.

C.        Comments.

            We express no opinions herein on the laws of any jurisdiction other than of the federal laws of the United States of America, the laws of  the State of Texas and the Delaware General Corporation Laws.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.  We do not undertake to advise you of any changes in the opinion expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/HUNTON & WILLIAMS LLP
Hunton & Williams LLP